Exhibit 99.1

[KPMG LETTERHEAD]

August 9, 2006

Crown Castle International Corp.

510 Bering Drive, Suite 600

Houston, TX 77057

Ladies and Gentlemen:

Pursuant to Rule 12b-25 of the General Rules and Regulations under the Securities Exchange Act of 1934, we inform you that we have been furnished a copy of Form 12b-25, to be filed by Crown Castle International Corp. on or about August 9, 2006, which contains notification of the registrant’s inability to file its Form 10-Q by August 9, 2006. We have read the Company’s statements contained in Part III therein and we agree with the stated reason as to why we have been unable to complete our interim review of the Company’s condensed consolidated financial statements for the quarter ended June 30, 2006, to be included in its Form 10-Q.

Very truly yours,

/s/ KPMG LLP

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